Exhibit 99.1

EyeGate Announces Top-Line Results for Phase 2b Trial of EGP-437 in Cataract Surgery

EGP-437 demonstrated better clinical performance than vehicle control but did not meet its co-primary endpoints

WALTHAM, Mass., February 05, 2018 — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or the “Company”), a clinical-stage, specialty pharmaceutical company with two proprietary platform technologies for treating diseases and disorders of the eye, today announced top line results from a Phase 2b study of EGP-437 combination product for pain and inflammation in patients having undergone cataract surgery. Although, EGP-437 demonstrated a higher rate of success compared to vehicle at all time points, the co-primary endpoints of proportion of subjects with an anterior chamber cell (ACC) count of zero at day 7 and the proportion of subjects with a pain score of zero at day 1 did not show statistical significance.

“The efficacy results for the absence of inflammatory cells in the EGP-437 treatment group met our expectations, but the vehicle group response was better than anticipated. The magnitude of reduction for EGP-437 compares favorably with the historical data from studies of other anti-inflammatory products, which we believe is an encouraging sign,” said Randall Olson MD, strategic advisor to EyeGate.

The double-masked, randomized, vehicle-controlled Phase 2b study enrolled 106 subjects at seven U.S. clinical sites. The trial evaluated the safety and efficacy of trans-scleral iontophoretically-delivered EGP-437, dexamethasone, through the Company’s EyeGate® II Delivery System in patients that have previously undergone cataract surgery with implantation of a monofocal posterior chamber IOL, starting immediately after surgery.

EGP-437 showed numerically better clinical efficacy, defined as an ACC count of zero, throughout the study, especially at Day 14 and beyond. At a majority of timepoints, a greater number of subjects in the EGP-437 arm achieved a pain score of zero compared to control. For the secondary endpoints, based on change in mean cell count and change in mean pain score, EGP-437 showed statistically significant improvements in both ACC count and pain score, on Day 7 and Day 1 respectively. In addition, the EGP-437 arm demonstrated a favorable safety profile with no serious adverse events reported.

“We will continue to review the data to determine next steps and to continue evaluating EGP-437 for the reduction of pain and inflammation following ocular surgery” said Barbara Wirostko MD, Chief Medical Officer of EyeGate.

About EyeGate

EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products using its two proprietary platform technologies for treating diseases and disorders of the eye.

EyeGate’s most advanced platform is based on a cross-linked thiolated carboxymethyl hyaluronic acid (“CMHA-S”), a modified form of the natural polymer hyaluronic acid (“HA”), which is a gel that possesses unique physical and chemical properties such as hydrating and healing when applied to the ocular surface. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries.

EGP-437, EyeGate’s other product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System. For more information, please visit www.EyeGatePharma.com.

EyeGate Social Media

EyeGate uses its website (www.EyeGatePharma.com), Facebook page (https://www.facebook.com/ EyeGatePharma/), corporate Twitter account (https://twitter.com/EyeGatePharma), and LinkedIn page (https://www.linkedin.com/company/135892/) as channels of distribution of information about EyeGate and its product candidates. Such information may be deemed material information, and EyeGate may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor EyeGate’s website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts.  The social media channels that EyeGate intends to use as a means of disclosing the information described above may be updated from time to time as listed on EyeGate’s investor relations website.

Forward-looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product and those of Jade Therapeutics, Inc., a wholly owned subsidiary of EyeGate, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on February 23, 2017 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:

Lee Roth / Janhavi Mohite

The Ruth Group for EyeGate Pharmaceuticals

646-536-7012 / 7026

lroth@theruthgroup.com / jmohite@theruthgroup.com